FOR IMMEDIATE RELEASE
July 25, 2013
WashingtonFirst Bankshares Inc. Announces Earning for the Second Quarter 2013
RESTON, VA - WashingtonFirst Bankshares Inc. (NASDAQ: WFBI) (the “Company”), the holding company for WashingtonFirst Bank (the “Bank”), today reports unaudited consolidated net income to common shareholders for the three months ended June 30, 2013 of $1.5 million ($0.20 per diluted common share) compared to $0.3 million ($0.10 per diluted common share) for the three months ended June 30, 2012. For the six months ended June 30, 2013, the Company's net income to common shareholders was $2.9 million ($0.38 per diluted common share), compared to $1.0 million ($0.33 per diluted common share) for the six months ended June 30, 2012. The Company's increase in net income in 2013 is primarily the result of the acquisition of Alliance Bankshares Corporation ("Alliance") in December 2012.
Shaza Andersen, President and CEO of the Company, said, “I am pleased to announce a strong second quarter for the Bank in earnings and performance ratios. As we have started to realize the benefits we anticipated from the 2012 acquisition of Alliance Bank, we have seen improvements in our performance ratios and in our earnings per share."

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Performance Ratios:
Return on average assets (1)	0.59%	0.28%	0.57%	0.41%
Return on average shareholders' equity (1)	5.89%	2.79%	5.75%	4.15%
Return on average common equity (1)	7.09%	4.12%	6.93%	6.15%
Yield on average interest-earning assets (1)	4.37%	4.92%	4.46%	4.87%
Rate on average interest-earning liabilities (1)	0.89%	1.26%	0.88%	1.29%
Net interest spread (1)	3.48%	3.66%	3.58%	3.58%
Net interest margin (1)	3.73%	4.01%	3.83%	3.96%
Efficiency ratio	66.95%	74.53%	66.99%	66.14%
Per Share Data:
Basic earnings per common share (2)	$0.20	$0.11	$0.38	$0.34
Fully diluted earnings per common share (2)	$0.20	$0.10	$0.38	$0.33
Weighted average basic shares outstanding (2)	7,632,398	3,074,356	7,594,847	3,063,642
Weighted average diluted shares outstanding (2)	7,680,034	3,132,372	7,647,709	3,116,504
(1) Annualized.
(2) Retroactively adjusted to reflect the effect of all stock dividends.
Return on average assets for the six months ended June 30, 2013 increased by 16 basis points to 0.57 percent, compared to 0.41 percent for the same period in 2012. Additionally, the company has realized improved returns on both average shareholders' equity and average common equity. The decrease in net interest spread and margin in 2013 compared to 2012 is primarily attributable to greater liquidity and accelerated amortization of purchase accounting marks related to certain loans that prepaid in the second quarter of 2013. These loans were acquired in December 2012 and had pricing marks associated with them under purchase accounting guidance. Purchase accounting marks are recognized into income over the life of the loan. Early payoffs create more volatility and can distort the net interest margin, as any unamortized mark is fully amortized upon loan payoff.

Balance Sheet and Capital
As of June 30, 2013 and December 31, 2012, total assets were $1.1 billion. Total loans increased $33.4 million (4.5%) from December 31, 2012 to June 30, 2013. Total deposits decreased $15.1 million (1.6%) from December 31, 2012 to June 30, 2013. This decrease is primarily attributable to management's intention to reduce non-core deposits, including brokered deposits acquired in the acquisition of Alliance in December 2012. Tier 1 capital increased $4.6 million to $109.6 million as of June 30, 2013, compared to $105.0 million as of December 31, 2012.

	June 30, 2013	December 31, 2012
Capital Ratios:
Total risk-based capital ratio	13.92%	13.77%
Tier 1 risk-based capital ratio	12.83%	12.71%
Tier 1 leverage ratio	10.45%	9.97%
Tangible common equity to tangible assets	7.36%	6.97%
Per Share Capital Data:
Book value per common share (1)	$11.34	$11.16
Tangible book value per common share (1)	$10.82	$10.62
Common shares outstanding (1)	7,632,398	7,500,970
(1) Retroactively adjusted to reflect the effect of all stock dividends.
Asset Quality
Non-performing assets totaled $21.4 million as of June 30, 2013, compared to $22.1 million as of December 31, 2012. Net charge-offs were $1.2 million or 0.63 percent of average loans for the three months ended June 30, 2013, compared to $0.9 million or 0.81 percent of average loans for the three months ended June 30, 2012. For the six months ended June 30, 2013 net charge-offs were $2.4 million or 0.63 percent of average loans, compared to $1.3 million or 0.60 percent for the same period in 2012.

	June 30, 2013	December 31, 2012
	(dollars in thousands)
Non-accrual loans	$10,903	$15,615
90+ days past due still accruing	2,839	—
Trouble debt restructurings still accruing	5,575	3,036
Asset-backed debt securities	55	106
Other real estate owned	2,068	3,294
Total non-performing assets	$21,440	$22,051

Allowance for loan losses to total loans	0.76%	0.83%
Allowance for loan losses to non-accrual loans	54.46%	40.09%
Allowance for loan losses to non-performing assets	27.70%	28.39%
Non-performing assets to total assets	1.91%	1.92%
The Company’s allowance for loan losses was 0.76 percent of total gross loans as of June 30, 2013, compared to 0.83 percent as of December 31, 2012. Of the $786.5 million in gross loans outstanding as of June 30, 2013, $215.4 million or 27.4 percent were recorded on the books at fair value in conjunction with the acquisition of Alliance in December 2012 and have an aggregate discount on the books of $6.2 million as of June 30, 2013.

About The Company
The Company is the parent company of the Bank, a $1.1 billion bank headquartered in Reston, VA. With 15 offices in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about the Company’s goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Additional forward-looking statements are included regarding the merger between the Company and Alliance. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations with Alliance, the ability to avoid customer dislocation during the period leading up to and following the merger, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s web site, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “About the Bank” and then under the heading “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 30, 2013 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30, 2013	December 31, 2012
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$4,941	$4,521
Federal funds sold	170,433	208,476
Interest bearing balances	9,717	11,210
Cash and cash equivalents	185,091	224,207
Investment securities, available-for-sale, at fair value	116,761	134,598
Other equity securities	2,925	3,623
Loans:
Loans held for investment, at amortized cost	786,464	753,355
Allowance for loan losses	(5,938)	(6,260)
Total loans, net of allowance	780,526	747,095
Premises and equipment, net	3,480	3,519
Intangibles	3,986	4,029
Deferred tax asset, net	12,449	11,419
Accrued interest receivable	3,347	3,424
Other real estate owned	2,068	3,294
Bank-owned life insurance	10,109	5,010
Other assets	4,317	7,600
Total Assets	$1,125,059	$1,147,818
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$270,994	$294,439
Interest bearing deposits	686,528	678,221
Total deposits	957,522	972,660
Other borrowings	18,744	14,428
FHLB advances	30,221	40,813
Long-term borrowings	9,768	9,682
Accrued interest payable	585	2,012
Other liabilities	3,884	6,703
Total Liabilities	1,020,724	1,046,298
Shareholders' Equity:
Preferred stock:
Series D - 17,796 shares issued and outstanding, 1% dividend	89	89
Additional paid-in capital - preferred	17,707	17,707
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 6,536,039 and 6,099,629 shares outstanding, respectively	66	61
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,096,359 and 1,044,152 shares outstanding, respectively	10	10
Additional paid-in capital - common	85,473	80,460
Accumulated earnings	2,669	3,226
Accumulated other comprehensive loss	(1,679)	(33)
Total Shareholders’ Equity	104,335	101,520
Total Liabilities and Shareholders' Equity	$1,125,059	$1,147,818

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$10,713	$6,308	$21,612	$12,503
Interest and dividends on investments	548	385	1,197	769
Total interest income	11,261	6,693	22,809	13,272
Interest expense:
Interest on deposits	1,287	1,008	2,446	2,023
Interest on borrowings	345	223	718	429
Total interest expense	1,632	1,231	3,164	2,452
Net interest income	9,629	5,462	19,645	10,820
Provision for loan losses	975	850	2,075	2,071
Net interest income after provision for loan losses	8,654	4,612	17,570	8,749
Non-interest income:
Service charges on deposit accounts	119	129	250	247
Other operating income	510	176	873	476
Total non-interest income	629	305	1,123	723
Non-interest expense:
Compensation and employee benefits	3,412	2,121	6,655	3,932
Premises and equipment	1,412	674	2,769	1,317
Data processing	723	391	1,663	732
Professional fees	253	100	663	237
Other operating expenses	1,068	1,012	2,163	1,416
Total other expenses	6,868	4,298	13,913	7,634
Income before provision income taxes	2,415	619	4,780	1,838
Provision for income taxes	865	236	1,777	705
Net income	1,550	383	3,003	1,133
Preferred stock dividends and accretion	(45)	(45)	(89)	(89)
Net income available to common shareholders	$1,505	$338	$2,914	$1,044

Earnings per common share:
Basic earnings per common share (1)	$0.20	$0.11	$0.38	$0.34
Fully diluted earnings per common share (1)	$0.20	$0.10	$0.38	$0.33
(1) Retroactively adjusted to reflect the effect of all stock dividends.